RETIREMENT SUPPLEMENT AGREEMENT

     The Retirement Supplement Agreement (the "Agreement"), entered into and effective the 14th day of September, 2000, is by and between NATIONAL FUEL GAS COMPANY ("NATIONAL FUEL"), and GERALD T. WEHRLIN (the "Executive").

WITNESSETH:

     WHEREAS, the Executive is presently an employee of National Fuel and certain of its subsidiaries, having joined National Fuel on August 16, 1976, after working for Price Waterhouse L.L.P. (now known as PricewaterhouseCoopers LLP)("Price Waterhouse") for approximately 14 years;

     WHEREAS, the experience gained by the Executive while working for Price Waterhouse has proved to be very valuable to National Fuel, and National Fuel expects such experience to continue to be valuable; and

     WHEREAS, this Agreement is intended to provide the Executive with additional retirement benefits in recognition of the value of his previous work experience to National Fuel.

     NOW THEREFORE, in consideration of the mutual covenants, premises, conditions and terms to be kept and performed hereunder, the parties hereto agree as follows:

     1. Purpose. The parties agree that this Agreement is intended to enable the Executive, should he retire on or after his 65th birthday, to receive approximately the same benefits, under the aggregate of the National Fuel Gas Company Retirement Plan ("RP") and the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan ("ERP") as those plans now exist and as they may be hereafter amended, that he would have received had he commenced full time employment at National Fuel on August 16, 1971 instead of August 16, 1976. Under this Agreement, if the Executive retires at age 65, National Fuel shall provide to the Executive retirement benefits reflecting five (5) extra "Years of Service" (as defined in the ERP), as if five (5) years of his previous employment could be and were taken into account as full-time employment with National Fuel under the ERP and RP in the aggregate. This Agreement is intended to provide the Executive with fewer extra Years of Service, if he retires before his 65th birthday, but on or after his 60th birthday, as indicated in Paragraph 3 below.

     2. Binding Consideration. This Agreement is in consideration for the Executive's many years of valuable service to National Fuel, and his current and expected future years of valuable service to National Fuel.

     3. Additional Service. Additional years of full-time employment shall be credited as "Years of Service" (as defined in the ERP) for purposes of the Executive's retirement benefit computations under this Agreement, in accordance with the following schedule:

  If the Executive retires on or after his 65th birthday: five (5) years;
  If the Executive retires on or after his 64th birthday, but before his 65th birthday; four and one-half (41/2) years;
  If the Executive retires on or after his 63rd birthday, but before his 64th birthday; four (4) years;
  If the Executive retires on or after his 62nd birthday, but before his 63rd birthday; three (3) years;
  If the Executive retires on or after his 61st birthday, but before his 62nd birthday; two (2) years;
  If the Executive retires on or after his 60th birthday, but before his 61st birthday; one (1) year;
  If the Executive retires before his 60th birthday, no additional years shall be credited, and this Agreement shall be null and void.

     4. Coordination with RP and ERP. The additional years of full-time employment to be credited for purposes of retirement benefit computations under this Agreement (hereinafter called the "Additional Years") are not and may not be credited under the terms of the RP, and may not be paid from the RP's trust fund. Without limiting the foregoing sentence, such Additional Years also are not to be credited for purposes of calculating an Early Retirement Date under the RP. The Additional Years likewise are not credited under the ERP. Instead, the additional retirement benefit associated with the applicable Additional Years shall be paid to the Executive pursuant to the terms of this Agreement.

      5. Methodology. In determining the benefits to be provided under this Agreement to the Executive once he commences retirement from National Fuel, the following steps shall be taken:

  The Executive’s annual payments under the RP and ERP in the aggregate (expressed in single life annuity form) are determined pursuant to the terms of those plans, as would have been the case without the additional benefit provided by this Agreement.
  The Executive's annual payments under the RP, ERP and this Agreement in the aggregate (expressed in single life annuity form) are determined as if the Additional Years were included in the Executive’s Years of Service, as defined in the ERP, and all other computations provided for under the ERP were then made.
  The annual payments determined under sub-paragraph (a) are subtracted from those determined under sub-paragraph (b) to determine the annual payments (expressed in single life annuity form) to be provided to the Executive pursuant to this Agreement.

     The following is an example of how this Paragraph 5 will work:

If the Executive retired at age 65 on May 1, 2006, i.e., at his Normal Retirement Date (as defined in the ERP), if his Final Average Pay (as defined in the ERP) were then $250,000, if his Social Security Benefit were then $20,000 per year, and if his Years of Service were then 30.6667 for ERP purposes (or 35.6667 when the Additional Years – in this case, five (5) – are added), the payment to the Executive under Paragraph 5(a) would be $142,283.33 per year (expressed in single life annuity form), and the payment to the Executive under Paragraph 5(b) would be $157,533.44 per year (expressed in single life annuity form). The math for the Paragraph 5(b) payment is as follows: (1.97% x 30 + 1.32% x 5.6667)($250,000) – 1.25% (35.6667)($20,000) = $166,450.11 - $8,916.68 = $157,533.44. Then, the payments under the Paragraph 5(c), i.e., the annual payments (expressed in single life annuity form) to be provided pursuant to this Agreement, would be $157,533.44 - $142,283.33 = $15,250.11.

     6. Incorporation of Other ERP Provisions. Except as set forth above, all other provisions of Articles 2, 3 (including but not limited to the reduction for early retirement), 4, 5, 6 and 9 of the ERP (as they now exist and may be amended from time to time) shall apply respecting the benefits to be provided under this Agreement.

     7. Amendment, Modification or Termination of Agreement. Subject to the application of Article 4 of the ERP and the situations therein enumerated, National Fuel reserves the right to amend, modify, suspend or terminate this Agreement at any time, by written notice to the Executive. However, since the benefits of this Agreement begin accruing once the Executive reaches the age of 60, such a change made after that date may not deprive the Executive of benefits accrued before such date of amendment.

     8. Other Benefits. Amounts paid to or accrued for the Executive pursuant to this Agreement shall be in addition to the benefits he receives or may receive under other employee benefit plans. However, the Additional Years credited to the Executive pursuant to this Agreement shall not increase or reduce the benefits that the Executive shall receive under any other plans, agreements or arrangements sponsored or entered into by National Fuel.

     9. Forty-Year Cap. The Additional Years shall be reduced if necessary so that they would, when added to Years of Service, as defined in the ERP, in the case of the Executive, never exceed forty (40) years in the aggregate.

     10. Funding. The contingent obligations of National Fuel to pay deferred compensation to the Executive hereunder are unfunded and unsecured.

     11. Agreement Void. No benefits shall be provided under this Agreement if the Executive terminates full-time employment with National Fuel and is not thereafter employed full-time by any other subsidiary of National Fuel Gas Company, for any reason other than death or disability (for which he would be eligible for disability retirement under the RP), before the Executive attains his 60th birthday.

     12. Price Waterhouse Defined Benefit Retirement Plan Benefits. The Executive hereby represents and warrants that he has no vested benefits under a defined benefit retirement plan sponsored by Price Waterhouse, and thus will not receive any retirement benefits thereunder, and further that he never received a lump sum settlement or any other payment in excess of two thousand dollars ($2,000), in consideration of past entitlements to such Price Waterhouse benefits, or the loss thereof.

     13. Entire Agreement. This Agreement contains and states the entire agreement of the parties hereto as to any matters dealing with any form of additional compensation and/or benefits to be provided to the Executive in consideration of his prior work experience with Price Waterhouse. This Agreement supersedes and cancels all prior written and/or oral agreements and understandings, if any, with respect to the subject matter of this Agreement. Any modification to this Agreement must be agreed upon in writing and signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date indicated above.

NATIONAL FUEL GAS COMPANY By /s/B. J. Kennedy B.J. Kennedy, Chief Executive Officer Chairman, Board of Directors EXECUTIVE: /s/ G. T. Wehrlin Gerald T. Wehrlin